Exhibit 10.18

AGILENT TECHNOLOGIES, INC

LONG-TERM PERFORMANCE PROGRAM DESCRIPTION

FOR SECTION 16 OFFICERS

Effective November 1, 2003

Agilent Technologies, Inc., a Delaware corporation and its subsidiaries (collectively, the “Company”), established the Long-Term Performance Program (the “Program”), effective as of November 1, 2003. The objectives of the Program are to motivate and reward the Company’s executive officers to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

ARTICLE I.

DEFINITIONS

Section 1.1—Average Invested Capital. “Average Invested Capital” shall mean the average of the Invested Capital as reported on October 31st of each year for four years (each year of the three-year the Performance Period and the year preceding the Performance Period).

Section 1.2—Board. “Board” shall mean the Board of Directors of the Company.

Section 1.3—Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.

Section 1.4—Committee. “Committee” shall mean the Compensation Committee of the Board described in Section 6.1.

Section 1.5—Executive Officer. “Executive Officer” shall mean a person who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

Section 1.6—Invested Capital. “Invested Capital” shall mean total assets (including current assets plus net property, plant and equipment plus other non-current assets) minus current liabilities minus cash and short-term investments plus debt in current liabilities.

Section 1.7—Net Operating Profit After Tax or NOPAT. “Net Operating Profit After Tax” or “NOPAT”, subject to Section 2.3 below, shall mean tax affected earnings before interest and taxes (EBIT); calculated as EBIT * (1-Tax rate). (Tax rate equals level of company taxes, as a percentage of pre-tax income, capped at a minimum of 20% and a maximum of 60% as reported in S&P Research Insight tool or its successor (or if the S&P Research Insight tool for any reason no longer provides such data and has no successor, a similar independently prepared source of information selected in the reasonable determination of the Committee).)

Section 1.8—Participant. “Participant” shall mean, with respect to any Performance Period during the term of the Program, an Executive Officer selected by the Committee to participate in the Program in accordance with Section 2.2 hereof.

Section 1.9—Performance Period. Except as set forth in Section 7.3(i) herein, “Performance Period” shall mean a three-year period commencing on November 1 and ending on the third October 31st occurring thereafter. The first Performance Period shall commence on November 1, 2003 and shall end on October 31, 2006. A new Performance Period shall, at the

Committee’s discretion, commence on each November 1st resulting in overlapping Performance Periods.

Section 1.10—Size Adjusted Growth in Earnings or SAGE. “Size Adjusted Growth in Earnings” or “SAGE” as determined with respect to a given three-year Performance Period, shall, subject to Section 2.3 below, be defined as the difference in NOPAT from the year preceding the Performance Period to last year of the Performance Period divided by Average Invested Capital for such Performance Period.

Section 1.11—Target Award. “Target Award” shall mean the amount of the award that will be paid to a Participant should the performance results at the end of the three-year Performance Period meet the performance targets relative to a defined peer group approved by the Committee within ninety (90) days of the commencement of the Performance Period. (The defined peer group for the Performance Period commencing on November 1, 2003 is attached hereto as Exhibit A).

Section 1.12—Total Shareholder Return or TSR. “Total Shareholder Return” or “TSR” shall mean the monthly stock price appreciation plus reinvestment of dividends and cash and equivalent distributions. Includes compounding effect of dividends paid on reinvested dividends and cash and equivalents. The Total Shareholder Return used for purposes of this program will be the Total Shareholder Return as reflected in S&P Research Insight tool or its successor (or if the S&P Research Insight tool for any reason no longer provides such data and has no successor, a similar independently prepared source of information selected in the reasonable determination of the Committee.

ARTICLE II.

LONG-TERM PERFORMANCE PROGRAM PAYOUTS

Section 2.1—Performance Targets. A Participant shall be eligible to earn a payout under the Program based on the achievement of performance targets relative to a defined peer group, as established by the Committee within the first ninety (90) days of each Performance Period. The performance target shall be based on the following objective business criteria and measured over each three-year Performance Period: (a) total shareholder return (“TSR”); and (b) size adjusted growth in earnings (“SAGE”). (An example of how the Long-term Performance Program payout is determined is attached hereto as Exhibit B).

Section 2.2—Long-term Performance Program Payouts. Each individual who (a) is an Executive Officer and (b) is selected by the Committee to participate in the Program with respect to such Performance Period, shall be eligible for a payout with respect to such Performance Period under this Section 2.2. The Committee shall, within the first ninety (90) days of the Performance Period, establish objectively determinable performance targets with respect to such Participant under this Section 2.2 for such Performance Period, which shall be based on the objective business criteria set forth in Section 2.1. Achievement of specified levels of the performance target relative to a defined peer group will result in a payout to such Participant equal to a specified percentage of the Target Award, as determined by the Committee; provided, however, that the maximum payout payable to any Participant with respect to any Performance Period of the Company shall not exceed one million shares of common stock of the Company or an equivalent dollar value in cash. Prior to the payment of a payout, the Committee shall certify in writing the level of performance attained by the Company for the Performance Period to which such payout relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum payout but the Committee shall have unlimited discretion to reduce the amount of a Participant’s payout that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target.

Section 2.3—Special Contingencies Affecting Performance Measures.

2.3(i) The Company experienced a deferred tax writeoff in fiscal year 2003, which is excluded from the starting point SAGE for the Performance Period commencing November 1, 2003 and ending on October 31, 2006. If the Company experiences a full or partial reversal of the 2003 deferred tax writeoff, the impact of such reversal on SAGE will also be excluded from the performance results as measured for this Program.

2.3(ii) Additionally, the Committee anticipates that the Company will be required to change the way it currently accounts for stock options. Specifically, the Company may be required to expense stock options sometime after the commencement of the first Performance Period. Should such expensing occur, the impact that it may have on SAGE would be excluded from the performance results as measured for this Program. If upon comparing the Company’s performance results (calculated as described above) to those of the defined peer group, the Committee determines that the exclusion of such option expensing has created a materially favorable disparate impact on the Company’s SAGE as compared to the defined peer group, the Committee shall have the discretion to reduce the Long-term Performance Program payouts.

ARTICLE III.

PAYMENT OF LONG-TERM PERFORMANCE PROGRAM PAYOUT

Section 3.1—Form of Payment. After the conclusion of a Performance Period, each Long-term Performance Program payout, if any, shall be paid in shares of Company common stock as determined by the Committee. Shares used as payment in satisfaction of a Participant’s Long-term Performance Program payout shall be issued from the Agilent Technologies, Inc. 1999 Stock Plan, as amended and restated effective November 18, 2003 (the “1999 Stock Plan”), as it may be further amended from time to time, or any successor to the 1999 Stock Plan. Accordingly, any and all Long-term Performance Program payouts shall be subject to all the terms and conditions of the 1999 Stock Plan, or any successor.

Section 3.2—Timing of Payment. Unless otherwise directed by the Committee or unless a Participant has properly elected to defer all or part of a Long-term Performance Program payout under a deferred compensation plan sponsored by the Company, each payout shall be paid within 180 days after the end of the Performance Period to which such payout relates.

ARTICLE IV.

SECTION 162(m)

Section 4.1—Qualified Performance Based Compensation. Except as set forth in Section 5.2 herein (or as may be provided for in Participant’s separate change of control agreement with the Company, if any), Long-term Performance Program payouts are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code and the Committee shall take such reasonable actions as are consistent with the terms of the Program to ensure that such payouts will so qualify.

Section 4.2—Performance Goals. With respect to any Long-term Performance Program payout that qualifies as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any of the performance targets described in Section 2.1, if applicable to such payout, shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets. Except as set forth in Section 5.2 herein (or as may be provided for in Participant’s separate change of control agreement with the Company, if any), no payout which is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, shall be paid to a Participant unless and until the Committee certifies in writing the level of performance attained by the Company for the Performance Period to which such payout relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

ARTICLE V.

TERMINATIONS

Section 5.1—Termination Prior to End of Performance Period. A Participant who, whether voluntarily or involuntarily, terminates from the Company or otherwise ceases to be an Executive Officer at any time during a Performance Period, shall not be eligible to receive a partial payout except as set forth below in this Article V.

Section 5.2—Death or Permanent Disability. A Participant who dies or terminates employment as a result of becoming totally and permanently disabled during a Performance Period shall have paid to his or her estate or designated beneficiaries or, in the case of disability, either (i) him or her or (ii) his or her legally appointed guardian, within 180 days of the date of death or termination, a payout prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of death or termination over the full Performance Period. The amount of such payout will be based on the amount of the Target Award.

Section 5.3—Retirement. A Participant who retires (in accordance with the Company’s then current retirement policy) during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout, if any, prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of retirement over the full Performance Period.

Section 5.4—Demotion From Eligibility. A Participant who is demoted from eligibility and accordingly ceases to be an Executive Officer at any time during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout, if any, prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of demotion over the full Performance Period.

ARTICLE VI.

ADMINISTRATION

Section 6.1—Compensation Committee. The Compensation Committee of the Board of Directors of the Company (referred to herein as the “Committee”) shall consist solely of two or more members of the Board who are “outside directors,” within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder.

Section 6.2—Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Program in accordance with its provisions. The Committee shall have the power to interpret the Program, select Participants, establish performance thresholds, targets and maximums, and to adopt such rules for the administration, interpretation and application of the Program as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all parties. The Committee may, in its discretion, delegate the day-to-day administration of the Program including, but not limited to, the power to interpret the Program, and to adopt such rules for the administration, interpretation and application of the Program as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee’s authorized delegate(s) in good faith shall be final and binding upon all parties.

ARTICLE VII.

OTHER PROVISIONS

Section 7.1—Amendment, Suspension or Termination of the Program. This Program does not constitute a promise to pay and, notwithstanding any other provision of the Program to the contrary, may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or Committee, even immediately prior to the time when a Long-term Performance Program payout to one or more Participants would otherwise have become due. However, to the extent required by Section 162(m) with respect to

Long-term Performance Program payouts which the Committee determines should qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets described in Section 2.1 applicable to such payouts or take any other action that would cause any payout granted under this Program not to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

In the event that the Program is terminated, performance results shall be measured on the basis of performance as of the date of the Program’s termination and the payout, if any, shall be prorated based on the percent of time from the commencement of the Performance Period to the plan termination date over the full Performance Period.

Section 7.2—Entering the Program After Commencement of the Performance Period. In the event that an individual becomes eligible to participate in this Program after the commencement of the Performance Period, he or she shall be entitled to participate in the Program as set forth below:

(i)	If an individual becomes eligible to participate in the Long-term Performance Program within the first six months of a Performance Period, the individual will be allowed to participate in that Performance Period on a modified basis. Specifically, his or her first performance period will be a shortened performance period commencing on the date that the individual first becomes eligible and will end on the third October 31st thereafter. The Committee must approve the performance measures and Target Award for this individual within ninety (90) days of the commencement of the shortened performance period

(i.e., within ninety (90) days of the date that the individual first becomes eligible). The starting point for the measurement of the performance results will be based upon Agilent SAGE and Agilent TSR as of October 31st of the year preceding the commencement of the individual’s shortened performance period.

(ii)	If an individual becomes eligible to participate in the Long-term Performance Program six months or more after the commencement of a Performance Period, the individual will not be allowed to participate in that Performance Period and must wait until the next Performance Period commences.

Section 7.3—Miscellaneous.

(a) The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus paid to a Participant hereunder.

(b) This Program is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(c) In no event shall the Company be obligated to pay to any Participant a Long-term Performance Program payout for a Performance Period by reason of the Company’s payment of a bonus to such Participant in any other Performance Period.

(d) The rights of Participants under the Program shall be unfunded and unsecured. Amounts payable under the Program are not required to be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Program.

(e) Except as expressly provided herein, in section 5.2 (or as may be provided for in Participant’s separate change of control agreement with the Company, if any), the Company intends that Long-term Performance Program payouts payable under the Program shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. To the extent Long-term Performance Program payouts under the Program are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any provision, application or interpretation of the Program that is inconsistent with this intent shall be disregarded with respect to payouts intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code.

(f) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(g) No rights of any Participant to payments of any amounts under the Program shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(h) Any provision of the Program that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Program.

(i) The Program and the rights and obligations of the parties to the Program shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

(j) Any references to a statute or regulation shall include any subsequent amendments to such statute or regulation or any succeeding authority that replaces such statute or regulation.

EXHIBIT A

The S&P 500 Information Technology index, without the Software & Services component

2003 S&P 500 Information Technology Economic Sector

14

EXHIBIT B

Agilent’s Long-Term Performance Plan

Current Forecast based on Value Line data